7BF Putnam Income Strategies Fund attachment
8/31/06 Semiannual

Because of the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 (000s omitted)

Class A	$157
Class B	5
Class C	6

72DD2 (000s omitted)

Class M	$2
Class R	0
Class Y	3

73A1

Class A	$0.182
Class B	0.148
Class C	0.147

73A2

Class M	$0.158
Class R	0.170
Class Y	0.194

74U1 (000s omitted)

Class A	932
Class B	54
Class C	57

74U2 (000s omitted)

Class M	13
Class R	0
Class Y	21

74V1

Class A	$10.62
Class B	10.60
Class C	10.60

74V2

Class M	$10.60
Class R	10.61
Class Y	10.63

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.



Additional Information About Errors and Omissions PolicyItem 85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.